Exhibit 99-1

Energy East Corporation Announces Third Quarter 2005 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, November 3, 2005, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share from continuing operations for the quarter ended September 30, 2005, were 14 cents and earnings per share for the 12 months ended September 30, 2005, were $1.70.

Earnings from continuing operations for the third quarter of 2005 increased 2 cents per share compared to last year primarily due to higher margins on electric sales and an increase in the estimate of unbilled revenues. Lower stock option expense also helped earnings for the third quarter. Offsetting those increases was higher operating and maintenance expense, primarily due to an increase in uncollectible reserves.

Earnings per share from continuing operations for the 12 months ended September 30, 2005, increased 14 cents per share as compared to earnings for the 12 months ended September 30, 2004. The increase in earnings is primarily due to higher margins on electric sales, a loss in the fourth quarter of 2003 from the redemption, with available cash, of the company's outstanding Putable Asset Term Securities, other revenues including non-utility generator restructuring incentives and lower interest charges. Those increases were partially offset by increases in operating and maintenance expenses, primarily due to storm damage and an increase in uncollectible reserves. Also 2004 included certain one-time benefits resulting from the Rochester Gas & Electric Corporation Electric and Natural Gas Rate Agreements.

Unaudited Consolidated Statements of Income and Energy Delivery Statistics are presented on the following pages.

Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve about 3 million customers throughout upstate New York and New England.

Contact:	Scott Martin
Manager, Investor Relations
(207) 688-4336

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods Ended September 30,	2005	2004	2005	2004

(Thousands, except per share amounts)
Operating Revenues
Utility	$966,313	$879,018	$4,583,705	$4,261,872
Nonutility	129,618	88,788	500,041	397,692

Total Operating Revenues	1,095,931	967,806	5,083,746	4,659,564

Operating Expenses
Electricity purchased and fuel used in generation
Utility	398,874	366,937	1,456,587	1,256,902
Nonutility	97,965	57,455	325,335	225,484
Natural gas purchased
Utility	104,323	79,215	1,041,957	898,770
Nonutility	12,068	4,665	93,163	75,778
Other operating expenses	213,152	204,962	778,525	811,170
Maintenance	51,155	40,110	197,130	195,823
Depreciation and amortization	67,451	68,623	273,820	297,561
Other taxes	56,584	56,016	248,783	253,429
Gain on sale of generation assets	-	(21,252)	-	(340,739)
Deferral of asset sale gain	-	16,414	(1,998)	230,783

Total Operating Expenses	1,001,572	873,145	4,413,302	3,904,961

Operating Income	94,359	94,661	670,444	754,603
Other (Income)	(6,041)	(9,874)	(33,306)	(42,015)
Other Deductions	(4,637)	2,568	15,363	31,419
Interest Charges, Net	72,718	69,676	283,138	288,700
Preferred Stock Dividends of Subsidiaries	283	437	1,667	4,079

Income from Continuing Operations before Income Taxes	32,036	31,854	403,582	472,420
Income Taxes	10,712	14,354	154,160	244,674

Income from Continuing Operations	21,324	17,500	249,422	227,746

Discontinued Operations
Loss from discontinued operations	-	(670)	(1,486)	(7,339)
Income taxes (benefits)	-	857	135	(7,428)

Income (Loss) from Discontinued Operations	-	(1,527)	(1,621)	89

Net Income	$21,324	$15,973	$247,801	$227,835

Earnings per Share from Continuing Operations, basic	$.14	$.12	$1.70	$1.56

Earnings per Share from Continuing Operations, diluted	$.14	$.12	$1.69	$1.56

Loss per Share from Discontinued Operations, basic and diluted	-	$(.01)	$(0.01)	-

Total Earnings per Share, basic	$.14	$.11	$1.69	$1.56

Total Earnings per Share, diluted	$.14	$.11	$1.68	$1.56

Dividends Paid per Share	$.275	$.26	$1.10	$1.03

Average Common Shares Outstanding, basic	147,008	146,385	146,816	146,138

Average Common Shares Outstanding, diluted	147,588	146,807	147,286	146,495

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended September 30	2005	2004	2005	2004

Electricity (thousands of megawatt-hours)
Residential	3,438	2,910	12,485	11,743
Commercial	2,765	2,544	9,798	9,379
Industrial	1,981	1,922	7,374	7,419
Other	566	520	2,287	2,222

Total retail	8,750	7,896	31,944	30,763
Wholesale	2,326	1,754	8,918	7,599

Total	11,076	9,650	40,862	38,362

Natural Gas (thousands of dekatherms)
Residential	4,967	5,150	81,200	82,445
Commercial	2,322	2,444	26,499	26,869
Industrial	505	466	4,133	3,719
Other	2,614	2,291	12,076	11,031
Transportation of customer-owned gas	16,037	15,204	85,320	82,992

Total retail	26,445	25,555	209,228	207,056
Wholesale	185	216	1,552	1,604

Total	26,630	25,771	210,780	208,660